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[INSERT 13(a) OF EXHIBITS]

EXHIBIT 13(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 55 to Registration Statement No. 2-25483 filed on Form N-3 of Continental Assurance Company Separate Account (B) (the "Account") of Continental Assurance Company, of our report on the financial statements of the Account, dated February 18, 2005, appearing in the Statement of Additional Information, (which is incorporated by reference in the Prospectus of Continental Assurance Company Separate Account
(B)), which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP
Chicago, Illinois
April 29, 2005